INTERNATIONAL SPEEDWAY CORPORATION

$225,000,000

7 7/8% SENIOR NOTES DUE 2004

_______________________________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 26, 2000

to

INDENTURE

Dated as of October 6, 1999

_________________________________________

FIRST UNION NATIONAL BANK,

Trustee

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture"), dated as of May 26, 2000 among International Speedway Corporation, a Florida corporation (the"Company"), Kansas Speedway Development Corp., a Kansas corporation and wholly owned subsidiary of the Company ("KSD"), Richmond International Raceway, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("RIR"), ISC Publications, Inc., a Florida corporation and wholly owned subsidiary of the Company ("IPI"), and Motor Racing Network, Inc., a Florida corporation and wholly owned subsidiary of the Company ("MRN" and together with KSD, RIR and IPI, the "Additional Guarantors"), and First Union National Bank, as trustee under the indenture referred to below (the "Trustee").

RECITALS

WHEREAS, the Company and the Trustee have heretofore entered into the Indenture, dated as of October 6, 1999 (the "Indenture"), among them and the Guarantors named therein, governing the Company’s 7 7/8% Senior Notes due 2004 (the "Notes"); and

WHEREAS, the Indenture provides that under certain circumstances each of the Additional Guarantors, as Subsidiaries, shall execute and deliver to the Trustee a supplemental indenture pursuant to which each such Additional Guarantor shall become a Guarantor of the Company’s obligations under the Indenture and Notes; and

WHEREAS, pursuant to Section 903 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, the Company, the Additional Guarantors and the Trustee desire to enter into this First Supplemental Indenture to effect such additional Note Guarantees; and

WHEREAS, the Indenture may be supplemented pursuant to Section 9.01 thereof without the consent of any Holders of the Notes for the purpose of allowing each Additional Guarantor to become a Guarantor of the obligations of the Company and those of each other Guarantor under the Indenture and Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.            Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2.            Agreement to Guarantee.  Each Additional Guarantor hereby agrees and confirms that, by its execution and delivery of this First Supplemental Indenture, it will be deemed to be a “Guarantor” for all purposes of the obligations of the Company and those of each other Guarantor under the Indenture and Notes, and shall have all the obligations of a Guarantor thereunder with the same effect as if it had been named heretofore as a Guarantor in the Indenture and Notes.  Each Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Indenture and Notes applicable to a Guarantor.

Section 3.            Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Section 4.            Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.            Duplicate Originals.  All parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6.            Severability.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 7.            Effectiveness.  This First Supplemental Indenture shall become effective as of its date upon its execution and delivery by each of the parties hereto.

Section 8.            Ratification.  This First Supplemental Indenture is executed pursuant to Section 901 of the Indenture, and the terms and conditions hereof shall be and shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.  The Indenture, as supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed by the parties hereto.

Section 9.            Acceptance of Trust.  The Trustee hereby accepts the trust in the Indenture declared and provided, upon the terms and conditions set forth in the Indenture, as amended by this First Supplemental Indenture.  The Trustee assumes no responsibility for the correctness of the recitals herein and makes no representation and shall have no responsibility as to the validity or the sufficiency of this First Supplemental Indenture or the due authorization and execution hereof by the Additional Guarantors or the Company.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date first above written.

INTERNATIONAL SPEEDWAY CORPORATION

By:    s/ Glenn R. Padgett___ ___
Name:  Glenn R. Padgett___
Title:  Assistant Secretary___

ADDITIONAL GUARANTORS:

Kansas Speedway Development Corporation
Richmond International Raceway, Inc.
Each by its duly authorized officer:

By:  s/ Glenn R. Padgett
       Glenn R. Padgett
       Assistant Secretary
       of the Additional Guarantors listed above

ISC Publications, Inc.
Motor Racing Network, Inc.
Each by its duly authorized officer:

By:  s/ Glenn R. Padgett
       Glenn R. Padgett
       Secretary
       of the Additional Guarantors listed above

FIRST UNION NATIONAL BANK, as Trustee

By:  s/ Teresa L. Davis
Name:  Teresa L. Davis
Title :     Vice President